UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

EMMIS COMMUNICATIONS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                       , 20
Dear Shareholder:
The directors and officers of Emmis Communications Corporation join me in extending to you a cordial invitation to attend a special meeting of our shareholders.  This meeting will be held on                  , 2016 at 10:00 a.m., local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
The special meeting is being called to consider and vote upon proposals to amend the terms of our outstanding 6.25% Series A Non-Cumulative Convertible Preferred Stock, par value $0.01 per share, that are set forth in the second amended and restated articles of incorporation of the company.  The proposed amendments are described in detail in the accompanying proxy statement.
The formal notice of this special meeting and the proxy statement appear on the following pages.  After reading the proxy statement, please ensure that your votes on the business matters of the meeting will be recorded by completing, signing, dating and returning the enclosed proxy card promptly, or accessing the proxy materials and voting via the Internet or telephone in accordance with the “notice and access” letter you will receive.
We hope that you will attend this meeting.  Whether or not you attend, we urge you to return your proxy promptly in the postage paid envelope provided.  After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.
We look forward to seeing you on                  , 2016.
Sincerely,

/s/ Jeffrey H. Smulyan

Jeffrey H. Smulyan Chief Executive Officer, President and Chairman of the Board

The accompanying proxy statement is dated                   , 20    and is first being mailed, along with the associated proxy card, to our shareholders on or about                   , 20   .

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EMMIS COMMUNICATIONS CORPORATION
INDIANAPOLIS, INDIANA
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
The special meeting of the shareholders of Emmis Communications Corporation will be held on                 , 2016 at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
The holders of our Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”), voting together as a single class, and the holders of our 6.25% Series A Non-Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), voting as a separate class, will be asked to consider and vote on each of the following proposals to amend the terms of the Preferred Stock (the “Proposed Amendments”) that are set forth in our second amended and restated articles of incorporation (the “Articles of Incorporation”): (i) to add a provision that will cause a mandatory conversion of all issued and outstanding shares of Preferred Stock into Class A Common Stock of the company at a ratio of 2.80 shares of Class A Common Stock for each share of Preferred Stock, effective as of the fifth business day after any delisting of the Preferred Stock from Nasdaq is effective and (ii) to change the conversion ratio for optional conversions of shares of Preferred Stock into Class A Common Stock to 2.80 shares of Class A Common Stock for each share of Preferred Stock.  The implementation of each proposal is conditioned on shareholder approval of the other proposal.
In addition, the holders of Common Stock, voting together as a single class, will be asked to consider and vote on any other business that may properly come before the meeting and any adjournments or postponements of the meeting.  Each of the proposals to adopt the Proposed Amendments requires:
—	the holders of Common Stock, voting together as a single class, casting more votes in favor than against the Proposed Amendments, assuming a quorum is present, with the shares of Class B Common Stock being entitled to ten votes per share, and
—	the affirmative vote of holders of at least 2/3 of the outstanding Preferred Stock, voting as a separate class.
If the Proposed Amendments are approved by the holders of Common Stock and the holders of Preferred Stock as described above, we will file Articles of Amendment to the Articles of Incorporation that will amend and restate Exhibit A to the Articles of Incorporation to give effect to the Proposed Amendments.  A copy of Exhibit A to the Articles of Incorporation, which shows the changes that would result from the Proposed Amendments, is attached to this Proxy Statement as Appendix 1, with deletions indicated by strikeouts and additions indicated by underlining.  You should read the Proxy Statement and Appendix 1 in their entirety before voting.
Both of the proposals to adopt the Proposed Amendments are expected to be approved by the holders of the Common Stock and Preferred Stock based on the terms of the Settlement and Release Agreement, dated as of December 3, 2015 (the “Settlement and Release Agreement”), which we entered into with holders of approximately 80% of the outstanding shares of Preferred Stock as of December 1, 2015 (the “Preferred Group”), pursuant to which (i) the Preferred Group agreed to vote its shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments, and (ii) Mr. Jeffrey H. Smulyan agreed to vote his shares of Common Stock in favor of the proposals to adopt the Proposed Amendments.
 Our board of directors determined on November 23, 2015 that the Proposed Amendments will have a positive effect on the company’s overall capital structure, which will have a beneficial impact on holders of the Common Stock as well as holders of Preferred Stock.  In addition, the Proposed Amendments are being proposed as contemplated by the Settlement and Release Agreement.  Accordingly, the board of directors recommends that holders of the Common Stock vote FOR each of the Proposed Amendments and that holders of the Preferred Stock vote FOR each of the Proposed Amendments.

Only holders of record of Common Stock or Preferred Stock at the close of business on December 10, 2015 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.  The Proxy Statement and proxy card(s) are enclosed.
By order of the board of directors,

/s/ J. Scott Enright

J. Scott Enright Secretary

Indianapolis, Indiana
                  , 20

We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet, as the primary means of furnishing proxy materials.  We believe Notice and Access provides shareholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.  On or about                  , 20    , we will mail to shareholders holding shares in “street name” a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement online and how to vote via the Internet.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials.
IMPORTANT: Whether or not you plan to attend the special meeting, we urge you to promptly submit your proxy or voting instructions using telephone or Internet, if available to you, or if you received these proxy materials by mail, to complete, sign, date and mail the enclosed form of proxy.  Details are outlined in the enclosed proxy card.  If you hold Common Stock or Preferred Stock through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides.  Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so.  Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

Important Notice Regarding the Availability of
Proxy Materials for the Special Meeting of Shareholders
To Be Held on                  , 2016.
This communication presents only an overview of the more complete proxy materials that are available to you on the internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.
The Notice of Special Meeting and Proxy Statement
are available at www.emmis.com.

If you want to receive a paper or e-mail copy of these documents, you must request one.
There is no charge to you for requesting a copy.
Please make your request for a copy as instructed below on or before                  , 2016 to facilitate timely delivery.

i

EMMIS COMMUNICATIONS CORPORATION
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204
PROXY STATEMENT
Unless the context should otherwise require, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company,” “the company” or “Emmis” in this Proxy Statement.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The summary information provided below in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.  You should carefully read this Proxy Statement in its entirety.
Questions and Answers that are Applicable to All Emmis Shareholders
Q:            What is this document, and why am I receiving it?
This document is a Proxy Statement with respect to a solicitation of proxies from holders of the Common Stock and the Preferred Stock of the company.  If you hold either Common Stock or Preferred Stock, we are asking you to provide proxies with respect to the proposals to make the Proposed Amendments to the terms of the Preferred Stock.  Under Indiana law, holders of common stock must be allowed to vote on any proposal to amend a company’s articles of incorporation, even if the amendment only affects the rights of preferred shareholders.  The requisite votes of holders of both the Common Stock and the Preferred Stock are required in order to adopt the Proposed Amendments.
Q:            What am I voting on?
You are being asked to consider and vote on the approval of the Proposed Amendments (as set forth in Appendix 1 to this accompanying Proxy Statement).
Q:            What are the Proposed Amendments?
The Proposed Amendments would amend the terms of the Preferred Stock that are set forth in the Articles of Incorporation: (i) to add a provision that will cause a mandatory conversion of all issued and outstanding shares of Preferred Stock into Class A Common Stock of the company at a ratio of 2.80 shares of Class A Common Stock for each share of Preferred Stock, effective as of the fifth business day after any delisting of the Preferred Stock from Nasdaq is effective and (ii) to change the conversion ratio for optional conversions of shares of Preferred Stock into Class A Common Stock to 2.80 shares of Class A Common Stock for each share of Preferred Stock.
Q:            How many votes are needed for approval of each proposal?
Each of the proposals to adopt the Proposed Amendments requires:
—	the holders of Common Stock, voting together as a single class, casting more votes in favor than against the Proposed Amendments, assuming a quorum is present, with the shares of Class B Common Stock being entitled to ten votes per share, and
—	the affirmative votes of holders of at least 2/3 of the outstanding Preferred Stock, voting as a separate class.
The implementation of each proposal is conditioned on shareholder approval of the other proposal.

The company entered into the Settlement and Release Agreement dated as of December 3, 2015 (the “Settlement and Release Agreement”) with certain holders of the Preferred Stock (such holders, the “Preferred Group”).  As of December 1, 2015, the Preferred Group had the right to vote 695,108 outstanding shares of Preferred Stock, representing approximately 80% of the outstanding Preferred Stock.  Under the Settlement and Release Agreement, the Preferred Group has agreed to direct the vote of these shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Preferred Stock.
As of December 1, 2015, Mr. Jeffrey H. Smulyan, Chairman, Chief Executive Officer and President of the company, directly or indirectly owns shares of Common Stock entitling him to cast approximately 53.2% of the votes able to be cast by holders of Common Stock at the special meeting.  Under the Settlement and Release Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposals to approve the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Common Stock.
Pursuant to the terms of the Settlement and Release Agreement, the Preferred Group has the right to terminate such Agreement if the Proposed Amendments are not approved, implemented and effective on or before March 31, 2016.
Q:            Has the board of directors made any recommendation with respect to the Proxy Solicitation?
Our board of directors has determined that the Proposed Amendments will have a positive effect on the company’s overall capital structure, which will have a beneficial impact on holders of the Common Stock as well as holders of Preferred Stock.  In addition, the Proposed Amendments are being proposed as contemplated by the Settlement and Release Agreement, as agreed with the Preferred Group.  Accordingly, the board of directors is making a recommendation that holders of the Common Stock vote FOR each of the Proposed Amendments and that holders of the Preferred Stock vote FOR each of the Proposed Amendments.  Nonetheless, in considering the Proposed Amendments, holders of Common Stock and holders of Preferred Stock should consider the circumstances surrounding the Proposed Amendments, including the background of the Proposed Amendments, and make their own independent analysis and determination regarding each of the Proposed Amendments.
Questions and Answers that are Primarily Applicable to Holders of Common Stock
Q:            What effect will the Proposed Amendments have on the value of my Class A Common Stock?
As noted above, our board of directors recommends that holders of the Class A Common Stock vote FOR each of the Proposed Amendments.  Our board of directors believes that the adoption of the Proposed Amendments will have a positive effect on the company’s overall capital structure, which will have a beneficial impact on holders of the Class A Common Stock.
Q:            Will the Class A Common Stock vote on the proposals separately from the Class B Common Stock?
No.  The shares of Class A Common Stock and Class B Common Stock will vote together on the proposals as a single class.
Question and Answer that are Primarily Applicable to Holders of Preferred Stock
Q:            Will anything happen to my Preferred Stock if the Proposed Amendments are adopted?
Yes.  The Proposed Amendments will amend certain of the rights and privileges of the Preferred Stock.  The Proposed Amendments will cause the automatic and mandatory conversion of each issued and outstanding share of Preferred Stock into 2.80 shares of Class A Common Stock of the company, effective as of the fifth business day after any delisting of the Preferred Stock from Nasdaq is effective.  The Proposed Amendments will also change the conversion ratio for optional conversions of shares of Preferred Stock to 2.80 shares of Class A Common Stock of the company for each share of Preferred Stock.  Therefore, if the Preferred Stock is delisted from Nasdaq, the mandatory conversion provision contained in the Proposed Amendments will cause the Preferred Stock to no longer be outstanding following conversion into Class A Common Stock.  On August 21, 2015, the company received a deficiency notice from Nasdaq stating that the Preferred Stock did not meet the standards for continued listing on Nasdaq.  The notice provided that the Preferred Stock would be delisted unless the deficiency was cured by February 17, 2016.  The company expects that the deficiency will not be timely cured and that the Preferred Stock will be delisted in the weeks following February 17, 2016.  The Company does not intend to challenge any such delisting.  In addition, the company currently has the right to deregister the Preferred Stock under Section 12(b) of the Securities Exchange Act and may exercise such right after the Proposed Amendments have been adopted.  A deregistration under Section 12(b) would also result in a delisting of the Preferred Stock.
You should carefully read the sections of this Proxy Statement relating to the Proposed Amendments to determine whether to submit a proxy or vote your shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments.  See “Proposals 1 and 2: Approval of Proposed Amendments” and “Appendix 1.”
General Questions and Answers
Q:            When and where is the special meeting?
The special meeting will be held on                 , 2016 at 10:00 a.m., local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
Q:            What is “Notice and Access” and why did the company elect to use it?
We are making the proxy solicitation materials available to shareholders who hold shares in “street name” electronically, via the Internet, under the Notice and Access rules and regulations of the Securities and Exchange Commission (the “SEC”).  On or about                 , 2016, we will mail to such shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full set of proxy materials.  Accordingly, our proxy materials are first being made available to our shareholders on or about                 , 2016.  The Notice includes information on how to access and review the proxy materials and how to vote via the Internet.  All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
Shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis, at no charge.  We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact.  We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Special Meeting.  Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.
If you would like to request a copy of the proxy materials or have further questions regarding Notice and Access, please visit www.emmis.com or contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.
Q:            What will be voted on at the special meeting?
Holders of Common Stock and holders of Preferred Stock will vote on each of the proposals to approve the Proposed Amendments.  The special meeting will also allow the transaction of any other business that may properly come before the special meeting and any adjournments or postponements of the special meeting.
Q:            Who is entitled to vote at the special meeting?
Only holders of record of our Common Stock or Preferred Stock at the close of business on December 10, 2015 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.  As of December 1, 2015, 41,114,139 shares of Class A Common Stock and 4,569,464 shares of

Class B Common Stock were issued and outstanding.  As of December 1, 2015, there were no shares of Class C Common Stock issued or outstanding.  As of December 1, 2015, there were 866,319 shares of Preferred Stock issued and outstanding.
Q:            How do I vote?
You may attend the special meeting and vote in person, or you can vote by proxy.  To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope.  If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the proposals to adopt the Proposed Amendments.
If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum.  You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy.  You may also revoke your proxy by voting in person at the special meeting.
If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.
Q:            If my shares are held in “street name” by my broker, will my broker vote my shares for me?
Your broker will vote your shares only if you provide written instructions on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.
Q:            What does it mean if I get more than one proxy card?
If you receive more than one proxy card, it means you hold shares registered in more than one account or may hold more than one class of shares.  Sign and return ALL proxy cards to ensure that all your shares are voted.
Q:            What are the voting rights of the Class A Common Stock and the Class B Common Stock?
For all matters to be addressed at the special meeting, each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.  In this case, the Class A and Class B Common Stock vote together as a single class.
Q:            What are the voting rights of the Preferred Stock?
Each share of the Preferred Stock is entitled to one vote, voting separately as a class, with respect to each of Proposals 1 and 2.  The Preferred Stock has no voting rights with respect to any other matter that might come up at the special meeting.
Q:            Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes.
Q:            What constitutes a quorum?
A majority of the combined voting power of the outstanding Class A and Class B Common Stock, and a majority of the voting power of the Preferred Stock, entitled to vote at the meeting constitutes a quorum for the special meeting (i.e., counting one vote for each share of outstanding Class A Common Stock, ten votes for each share of outstanding Class B Common Stock and one vote for each share of outstanding Preferred Stock, present in person or represented by proxy).  No additional quorum requirements apply to matters on which the holders of Class A and Class B Common Stock will vote together as a single class.

Q:            What do I need to do now?
First, read this Proxy Statement carefully.  Then, you should complete, sign and mail your proxy card in the enclosed return envelope as soon as possible.
Q:            How can I change my vote?
You may revoke your proxy at any time before it is exercised by:
—	sending in a later-dated, signed proxy card or a written revocation before the special meeting; or
—	attending the special meeting and voting in person (your attendance at the special meeting will not in and of itself constitute a revocation of your proxy).
Any written notice of revocation, or later-dated proxy, should be delivered to:
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
Attention:  J. Scott Enright, Secretary
Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Secretary at the special meeting before we begin voting.
If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.
Q:            How can I obtain directions to attend the special meeting in person?
If you need directions to the location of the special meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.
Q:            What do I do if I have additional questions?
If you have any questions prior to the special meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

SUMMARY OF THE PROXY SOLICITATIONS
The following is a summary of certain aspects of the Proxy Solicitations.  Please refer to “Proposals 1 and 2: Approval of the Proposed Amendments” for complete information regarding the terms of the Proxy Solicitations.
Special Meeting
The special meeting of the shareholders of Emmis Communications Corporation will be held on                 , 2016 at 10:00 a.m., local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.  The shareholders of the company will consider the Proposed Amendments at the special meeting.  A copy of the amended and restated Exhibit A to the Articles of Incorporation, which shows the changes that would result from the Proposed Amendments, is attached to this Proxy Statement as Appendix 1, with deletions indicated by strikeouts and additions indicated by underlining.  Shareholders should read Appendix 1 in its entirety.

Recommendation for the Proposed Amendments
The board of directors has determined that the Proposed Amendments will have a positive effect on the company’s overall capital structure, which will have a beneficial impact on holders of the Common Stock as well as holders of Preferred Stock.  In addition, the Proposed Amendments are being proposed as contemplated by the Settlement and Release Agreement, as agreed with the Preferred Group.  Accordingly, the board of directors is making a recommendation that holders of the Common Stock vote FOR each of the Proposed Amendments and that holders of the Preferred Stock vote FOR each of the Proposed Amendments.

Record Date	Holders of record of Class A Common Stock, Class B Common Stock and/or Preferred Stock as of December 10, 2015 will be entitled to vote those shares of stock at the special meeting.
Preferred Stock; Proposed Amendments
We are soliciting proxies from holders of record as of December 10, 2015 of the Preferred Stock to vote at the special meeting in favor of the following Proposed Amendments: (i) to add a provision that will cause a mandatory conversion of all issued and outstanding shares of Preferred Stock into Class A Common Stock of the company at a ratio of 2.80 shares of Class A Common Stock for each share of Preferred Stock, effective as of the fifth business day after any delisting of the Preferred Stock from Nasdaq is effective and (ii) to change the conversion ratio for optional conversions of shares of Preferred Stock into Class A Common Stock to 2.80 shares of Class A Common Stock for each share of Preferred Stock.  The implementation of each proposal is conditioned on shareholder approval of the other proposal.

The affirmative vote of holders of at least 2/3 of the outstanding shares of Preferred Stock in favor of each of the Proposed Amendments will be required in order to adopt each of the Proposed Amendments.  Holders of Preferred Stock must submit proxies in the Proxy Solicitation in order to vote in favor of the Proposed Amendments.

Pursuant to the Settlement and Release Agreement, the Preferred Group, which held, as of December 1, 2015, approximately 80% of the outstanding shares of Preferred Stock, agreed to vote their shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments.

Common Stock
We are also soliciting proxies from holders of record as of December 10, 2015 of Class A and Class B Common Stock, voting together as a single class, to vote at the special meeting in favor of the Proposed Amendments, as described under “Summary of the Proxy Solicitations – Preferred Stock.”  The implementation of each proposal is conditioned on shareholder approval of the other proposal.

The holders of Common Stock, voting together as a single class, casting more votes in favor than against each of the Proposed Amendments, assuming a quorum is present, with the shares of Class B Common Stock being entitled to ten votes per share, will be required in order to approve each of the Proposed Amendments.

Abstentions and Broker Non-Votes
If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum.  If your Common Stock or Preferred Stock are held in “street name” or through nominees, brokers and other nominees will not be permitted to vote on the Proposed Amendments unless instructed by you since the Proposed Amendments are not “routine matters” for purposes of the Nasdaq rules.  Proxies submitted by brokers and other nominees who do not indicate a vote for the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.”  Abstentions and broker non-votes will not affect the voting on the Proposed Amendments for shares of Class A and Class B Common Stock, but will have the same effect as voting against the Proposed Amendments for shares of Preferred Stock.

Required Vote in order to Adopt the Proposed Amendments
In order to adopt the Proposed Amendments, the requisite vote of holders of both the Preferred Stock and the Common Stock, as described above, will be required.

The company entered into the Settlement and Release Agreement, dated as of December 3, 2015, with the Preferred Group.  As of December 1, 2015, the Preferred Group had the right to vote 695,108 outstanding shares of Preferred Stock, representing approximately 80% of the outstanding Preferred Stock.  Under the Settlement and Release Agreement, the Preferred Group has agreed to direct the vote of these shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Preferred Stock.

As of December 1, 2015, Mr. Jeffrey H. Smulyan, Chairman, Chief Executive Officer and President of the company, directly or indirectly owns shares of Common Stock entitling him to cast approximately 53.2% of the votes able to be cast by holders of Common Stock at the special meeting.  Under the Settlement and Release Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposals to approve the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Common Stock.

Revocation of Proxies
You may change your vote if you send in a later-dated, signed proxy card or a written revocation with respect to your Common Stock or Preferred Stock, as applicable, prior to the special meeting.  You can also attend the special meeting and vote in person or hand deliver a written revocation notice, or a later-dated proxy, at the special meeting before voting commences.

FORWARD-LOOKING STATEMENTS
This Proxy Statement includes or incorporates “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative.  Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement.  Such factors include, among others:
—	general economic and business conditions;
—	fluctuations in the demand for advertising and demand for different types of advertising media;
—	our ability to service our outstanding debt;
—	competition from new or different media and technologies;
—	loss of key personnel;
—	increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;
—	our ability to attract and secure programming, on-air talent, writers and photographers;
—	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
—	increases in the costs of programming, including on-air talent;
—	new or changing regulations of the Federal Communications Commission or other governmental agencies;
—	fluctuations in the market prices of our equity or debt securities;
—	changes in radio audience measurement methodologies;
—	war, terrorist acts or political instability; and
—	other factors mentioned in documents filed by the company with the SEC.
In addition, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions.  We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PROPOSALS 1 AND 2: APPROVAL OF THE PROPOSED AMENDMENTS
Background
The company and certain of its officers and directors were named as defendants in a lawsuit filed April 16, 2012 by certain holders of Preferred Stock (the Preferred Group) in the United States District Court for the Southern District of Indiana entitled Corre Opportunities Fund, LP, et al. v. Emmis Communications Corporation, et al.  The plaintiffs alleged, among other things, that the company and the other defendants violated various provisions of the federal securities laws and breached fiduciary duties in connection with the company’s entry into total return swap agreements and voting agreements with certain holders of Preferred Stock other than the Preferred Group, as well as by issuing shares of Preferred Stock to the company’s 2012 Retention Plan and Trust (the “Trust”) and entering into a voting agreement with the trustee of the Trust.  The plaintiffs also alleged that the company violated certain provisions of Indiana corporate law by directing the voting of the shares of Preferred Stock subject to the total return swap agreements (the “Swap Shares”) and the shares of Preferred Stock held by the Trust (the “Trust Shares”) in favor of certain proposed amendments to the company’s Articles of Incorporation (the “2012 Amendments”).
The company filed an answer denying the material allegations of the complaint, and filed a counterclaim seeking a declaratory judgment that the company could legally direct the voting of the Swap Shares and the Trust Shares in favor of the 2012 Amendments.
On August 31, 2012, the U.S. District Court denied the plaintiffs’ request for a preliminary injunction.  The 2012 Amendments, which had been approved by the company’s board of directors in March 2012, were approved by the shareholders on September 4, 2012 and went into effect.  Plaintiffs subsequently filed an amended complaint seeking monetary damages and dismissing all claims against the individual officer and director defendants.  On February 28, 2014, the U.S. District Court issued a ruling in favor of the company on all counts.  In March 2014, the plaintiffs filed with the U.S. Court of Appeals for the Seventh Circuit an appeal of the U.S. District Court's decision.  The U.S. Court of Appeals for the Seventh Circuit heard oral arguments in this case on December 5, 2014, and on July 2, 2015, unanimously affirmed the U.S. District Court's ruling.
On August 21, 2015, the company received a deficiency notice from Nasdaq stating that the market value of publicly held shares of Preferred Stock had been less than the minimum $1 million for more than 30 consecutive business days, resulting in a deficiency with regard to Nasdaq’s continued listing requirements.  The deficiency notice gave the company until February 17, 2016 in which to regain compliance.  The company expects that the deficiency will not be timely cured and that the Preferred Stock will be delisted in the weeks following February 17, 2016.  The Company does not intend to challenge any such delisting.  In addition, the company currently has the right to deregister the Preferred Stock under Section 12(b) of the Securities Exchange Act and may exercise such right after the Proposed Amendments have been adopted.  A deregistration under Section 12(b) would also result in a delisting of the Preferred Stock.
The Preferred Group entered into the Settlement and Release Agreement, dated as of December 3, 2015, with the company with respect to all claims with respect to the above-described lawsuit.  Among other things, under the Settlement and Release Agreement, the company agreed to propose the Proposed Amendments, and the members of the Preferred Group agreed to vote their shares of Preferred Stock in favor of the Proposed Amendments.
The Proposed Amendments
The holders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the holders of Preferred Stock, voting as a separate class, will be asked to consider and to vote on the each of the following proposals to amend the terms of the Preferred Stock that are set forth in our Articles of Incorporation: (i) to add a provision that will cause a mandatory conversion of all issued and outstanding shares of Preferred Stock into Class A Common Stock of the company at a ratio of 2.80 shares of Class A Common Stock for each share of Preferred Stock, effective as of the fifth business day after any delisting of the Preferred Stock from Nasdaq is effective and (ii) to change the conversion ratio for optional conversions of shares of Preferred Stock into Class A Common Stock to 2.80 shares of Class A Common Stock for each share of Preferred Stock.

The implementation of each proposal is conditioned on shareholder approval of the other proposal.  If the Proposed Amendments are both approved by the holders of Common Stock and the holders of Preferred Stock as described above, the company will file Articles of Amendment to the Articles of Incorporation that will amend and restate Exhibit A to the Articles of Incorporation to give effect to the Proposed Amendments.  A copy of the amended and restated Exhibit A to the Articles of Incorporation, which shows the changes that would result from the Proposed Amendments, is attached to this Proxy Statement as Appendix 1, with deletions indicated by strikeouts and additions indicated by underlining.
Existing Terms of the Preferred Stock
Each share of Preferred Stock is currently convertible into a number of shares of Class A Common Stock of the company, which is determined by dividing the liquidation preference of the share of Preferred Stock ($50.00 per share) by the conversion price.  The conversion price is $20.495, which results in a conversion ratio of approximately 2.44 shares of Class A Common Stock per share of Preferred Stock.  The company may redeem the Preferred Stock for cash at 100% of the liquidation preference per share, which totaled $43.3 million as of December 1, 2015.

The 2012 Amendments, among other things, canceled Preferred Stock undeclared dividends and changed the designation of Preferred Stock from cumulative to non-cumulative.  Non-cumulative dividends of 6.25% per annum on the $50.00 liquidation price per share of the Preferred Stock will be payable if declared by the company’s board of directors.  The company’s board of directors has not declared any dividends on the Preferred Stock for any of the dividend periods since the adoption of the 2012 Amendments, and it is not expected to do so in the foreseeable future.  With respect to distributions upon the liquidation, winding-up or dissolution of the company, the Preferred Stock ranks senior to all classes of Common Stock to the extent of the $50.00 liquidation preference.

On May 2, 2013, the company’s board of directors approved a repurchase program for the Preferred Stock, under which the company may repurchase up to $0.5 million in aggregate purchase price of its Preferred Stock commencing May 9, 2013.  During the year ended February 28, 2014, the company purchased 8,650 shares of Preferred Stock at a weighted average price of $12.38 per share.  The company has not repurchased any Preferred Stock since the year ended February 28, 2014.

Certain Effects of the Proposed Amendments
Once the Proposed Amendments are effective, the holders of Preferred Stock will be entitled to convert their shares of Preferred Stock into shares of Class A Common Stock at a rate of 2.80 shares of Class A Common Stock for each share of Preferred Stock at any time at the option of the holder.  In addition, on the fifth business day after any delisting of the Preferred Stock by Nasdaq has become effective, each outstanding share of the Preferred Stock will be automatically converted into 2.80 shares of Class A Common Stock per share of Preferred Stock.  Any accumulated but undeclared dividends on such Preferred Shares are automatically cancelled upon any such conversion.  The 2.80 share conversion ratio of the Preferred Stock arises from an initial conversion price of $17.857 per share of Preferred Stock and is subject to adjustment.  The Proposed Amendments will not amend the conversion price adjustment provisions in the Articles of Incorporation.  The consideration payable in such transactions to the holders of Preferred Stock would, following the effectiveness of the Proposed Amendments, be calculated on an as-converted basis (based on the same conversion price of $17.857 per share of Preferred Stock and subject to the conversion price adjustments set forth in the Articles of Incorporation).  If the mandatory conversion is completed, the Preferred Stock will cease to be outstanding.
Recommendation of the Board of Directors
Our board of directors has determined that the Proposed Amendments will have a positive effect on the company’s overall capital structure, which will have a beneficial impact on holders of the Common Stock as well as holders of Preferred Stock.  In addition, the Proposed Amendments are being proposed as contemplated by the Settlement and Release Agreement, as agreed with the Preferred Group.  Accordingly, the board of directors is making a recommendation that holders of the Common Stock vote FOR each of the Proposed Amendments and that holders of the Preferred Stock vote FOR each of the Proposed Amendments.  Nonetheless, in considering the Proposed Amendments, holders of Common Stock and holders of Preferred Stock should consider the circumstances surrounding the Proposed Amendments, including the background of the Proposed Amendments and make their own independent analysis and determination regarding each of the Proposed Amendments.
Voting by Certain Shareholders
On December 3, 2015 the company entered into the Settlement and Release Agreement with the Preferred Group.  As of December 1, 2015, the Preferred Group had the right to vote 695,108 outstanding shares of Preferred Stock, representing approximately 80% of the outstanding Preferred Stock.  Under the Settlement and Release Agreement, the Preferred Group has agreed to direct the vote of these shares of Preferred Stock in favor of the proposals to adopt the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Preferred Stock.
As of December 1, 2015, Mr. Jeffrey H. Smulyan, Chairman, Chief Executive Officer and President of the company, directly or indirectly owns shares of Common Stock entitling him to cast approximately 53.2% of the votes able to be cast by holders of Common Stock at the special meeting.  Under the Settlement and Release Agreement, Mr. Smulyan has agreed to vote his shares of Common Stock in favor of the proposals to approve the Proposed Amendments, so both of the proposals are expected to be approved by the requisite holders of the Common Stock.
Record Dates, Quorum and Required Vote
Holders of record of Class A Common Stock, Class B Common Stock and/or Preferred Stock as of [December 10, 2015] will be entitled to vote those shares of stock at the special meeting.
As of December 1, 2015, 41,114,139 shares of Class A Common Stock and 4,569,464 shares of Class B Common Stock were issued and outstanding.  As of December 1, 2015, there were no shares of Class C Common Stock issued or outstanding.  As of December 1, 2015, there were 866,319 shares of Preferred Stock issued and outstanding.
A majority of the combined voting power of the outstanding Class A and Class B Common Stock, and a majority of the combined voting power of the Preferred Stock entitled to vote at the special meeting, constitutes a quorum (i.e., counting one vote for each share of outstanding Class A Common Stock, ten votes for each share of outstanding Class B Common Stock and one vote for each share of outstanding Preferred Stock, present in person or represented by proxy).  No additional quorum requirements apply to matters on which the holders of Class A and Class B Common Stock will vote together as a single class.
Each of the proposals to adopt the Proposed Amendments requires:
—	the holders of Common Stock, voting together as a single class, casting more votes in favor than against the Proposed Amendments, assuming a quorum is present, with the shares of Class B Common Stock being entitled to ten votes per share, and
—	the affirmative votes of holders of at least 2/3 of the outstanding Preferred Stock, voting as a separate class.
The implementation of each proposal is conditioned on shareholder approval of the other proposal.  If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum.  Abstentions and broker non-votes will not affect the calculation of votes cast on the proposal for shares of Class A and Class B Common Stock, but will count as a negative vote with respect to shares of Preferred Stock.

Revocation of Proxies
You may revoke your proxy at any time before it is exercised by:
—	sending in a later-dated, signed proxy card or a written revocation before the special meeting; or
—	attending the special meeting and voting in person (your attendance at the special meeting will not in and of itself constitute a revocation of your proxy).
Any written notice of revocation, or later-dated proxy, should be delivered to:
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
Attention: J. Scott Enright, Secretary
Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Secretary at the special meeting before we begin voting.
If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences of the Proposed Amendments.  This summary addresses only shareholders that hold shares of our Preferred Stock as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”).  The following is not an exhaustive discussion of all possible U.S. federal income tax considerations relating to the Proposed Amendments.  It does not address shareholders subject to special rules, such as financial institutions, real estate investment trusts, regulated investment companies, tax-exempt organizations, insurance companies, partnerships, dealers in securities, traders who elect to use the mark-to-market method of accounting, mutual funds, qualified retirement plans, individual retirement accounts, shareholders who are not U.S. persons for federal income tax purposes, shareholders that hold the shares of our Preferred Stock as part of a straddle, hedge or conversion transaction, shareholders who are subject to the alternative minimum tax provisions of the Code and shareholders that acquired their shares of our Preferred Stock pursuant to the exercise of employee stock options or otherwise as compensation for services.  In addition, it does not address tax consequences under state, local, foreign or other laws.
This summary is based upon provisions of the Code and Treasury regulations, published Internal Revenue Service (the “IRS”) rulings and judicial decisions as of the date hereof.  These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.  We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the Proposed Amendments.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  Each shareholder is urged to consult his, her or its own tax advisor as to the tax consequences of the Proposed Amendments.
Material Tax Consequences of the Proposed Amendments to Holders of Preferred Stock
The implementation of the Proposed Amendments is expected to result in a deemed exchange of Preferred Stock for U.S. federal income tax purposes.  Such exchange is intended to constitute a reorganization within the meaning of Section 368 of the Code.  The implementation of the Proposed Amendments may also qualify as a tax-free exchange under Section 1036 of the Code.  Accordingly, the company will not recognize any gain or loss as a result of the implementation of the Proposed Amendments, and a holder of our Preferred Stock should not recognize any gain or loss as a result of the implementation of the Proposed Amendments.  A holder’s aggregate tax basis in its post-amendment shares of our Preferred Stock should be equal to its aggregate tax basis in its pre-amendment shares of our Preferred Stock, and the holding period of its post-amendment shares of our Preferred Stock received should include the holding period of its pre-amendment shares of our Preferred Stock.
The conversion of Preferred Stock into Class A Common Stock pursuant to a mandatory conversion (a “Conversion”)  is intended to constitute a reorganization within the meaning of Section 368 of the Code.  Accordingly, the company will not recognize any gain or loss as a result of a Conversion, and a holder of our Preferred Stock should not recognize any gain or loss as a result of a Conversion.  A holder’s aggregate tax basis in its post-Conversion shares of our Class A Common Stock should be equal to its aggregate tax basis in its pre-Conversion shares of our Preferred Stock, and the holding period of its post-Conversion shares of our Class A Common Stock received should include the holding period of its pre-Conversion shares of our Preferred Stock.
If you receive cash in lieu of any fractional shares in a Conversion and continue to hold Class A Common Stock immediately after the Conversion, you will be treated as if you received such fractional shares in the Conversion and then had such fractional shares redeemed by the company for cash.  In determining whether you continue to hold Class A Common Stock immediately after the Conversion, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you.  Depending on your particular situation, the distribution of cash in redemption of your fractional shares will either be treated as a payment in exchange for your stock or as a dividend.  If the distribution of cash is treated as a payment in exchange for your stock, you generally will recognize capital gain or loss in amount equal to the excess of the amount of cash received over your adjusted tax basis in the fractional shares deemed redeemed.
The distribution of cash will be treated as a payment in exchange for your stock provided that your receipt of cash either (i) is “not essentially equivalent to a dividend” with respect to you or (ii) is a “substantially disproportionate redemption of stock” with respect to you.  You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the company resulting from the exchange is considered a “meaningful reduction” given your particular facts and circumstances.  The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.  The receipt of cash in the exchange will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Class A Common Stock owned by you immediately after the redemption is less than 80% of the percentage of shares of Class A Common Stock or Class B Common Stock owned by you immediately before the redemption.  In applying these tests, it may be possible for you to take into account sales of shares of Class A Common Stock or Class B Common Stock that occur substantially contemporaneously with the exchange.
If your gain is not treated as capital gain under any of the tests described above, it would normally be treated first as a dividend to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain would be treated as capital gain.  However, because the company does not have any accumulated earnings and profits and expects to have no earnings and profits for the current year, if the taxable amount is not treated as capital gain under the tests described above, it will be treated first as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain would be treated as capital gain.  If you have held your shares for longer than one year, such capital gain will be long-term capital gain.  For U.S. persons who are not corporations, long-term capital gains are subject to tax at lower rates.
YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of December 1, 2015, there were 41,114,139 shares of our Class A Common Stock, 4,569,464 shares of our Class B Common Stock and 866,319 shares of our Preferred Stock issued and outstanding. The Class A Common Stock is entitled to an aggregate of 41,114,139 votes, the Class B Common Stock is entitled to an aggregate of 45,694,640 votes and the Preferred Stock is entitled to 866,319 votes. The following table shows, as of December 1, 2015, the number of shares and percentage of our Common Stock and Preferred Stock held by each person known to us to own beneficially more than five percent of the issued and outstanding Common Stock or Preferred Stock, by the executive officers named in the beneficial ownership table below and our directors, and by our executive officers and directors as a group.  Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A Common Stock			Class B Common Stock			6.25% Series A Cumulative Convertible Preferred Stock
Five Percent Shareholders, Directors and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class

Jeffrey H. Smulyan	1,165,105	(1)	2.8%	4,569,464	(15)	100.0%
Susan B. Bayh	314,814	(2)	*	—		—	—		—
James M. Dubin	89,756	(3)	*	—		—	—		—
J. Scott Enright	267,904	(4)	*	—		—	—		—
Ryan A. Hornaday	348,457	(5)	*	—		—	—		—
Gary L. Kaseff	427,498	(6)	1.0%	—		—	—		—
Richard A. Leventhal	620,684	(7)	1.5%	—		—	—		—
Gregory T. Loewen	441,840	(8)	1.1%	—		—	—		—
Peter A. Lund	712,957	(9)	1.7%	—		—	—		—
Greg A. Nathanson	795,994	(10)	1.9%	—		—	—		—
Lawrence B. Sorrel	722,045	(11)	1.7%	—		—	—		—
Patrick M. Walsh	953,675	(12)	2.3%	—		—	—		—
The Preferred Group	2,473,358	(13)	5.5%	—		—	695,108	(13)	80.2%
All Executive Officers and Directors as a Group (12 persons)	6,860,729	(14)	15.7%	—		—	—		—

*  Less than 1%.

(1)	Consists of 468,109 shares owned individually, 10,885 shares held in the 401(k) Plan, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, and 671,991 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 112,500 are restricted stock subject to forfeiture if certain conditions are not satisfied. Mr. Smulyan has pledged 264,628 shares of Class A Common Stock to a financial institution.
(2)	Consists of 120,912 shares owned individually and 193,902 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(3)	Consists of 75,122 shares owned individually and 14,634 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(4)	Consists of 78,125 shares owned individually, 4,778 shares held in the 401(k) Plan and 185,001 shares represented by stock options exercisable currently or within 60 days of December 1, 2015.
(5)	Consists of 248,638 shares owned individually, 4,819 shares held in the 401(k) Plan, and 95,000 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 200,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(6)	Consists of 240,819 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,654 shares held in the 401(k) Plan, and 179,268 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.
(7)	Consists of 404,695 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 1,487 shares held in an IRA, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 193,902 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(8)	Consists of 259,804 shares owned individually, 2,036 shares held in the 401(k) Plan and 180,000 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 60,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(9)	Consists of 519,055 shares owned individually and 193,902 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(10)	Consists of 558,092 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 193,902 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(11)	Consists of 528,143 shares owned individually and 193,902 shares represented by stock options exercisable currently or within 60 days of December 1, 2015. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(12)	Consists of 697,851 shares owned individually and 5,824 shares held in the 401(k) Plan. Of the shares owned individually, 1993,799 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(13)	Consists of 777,559 shares of Class A Common Stock held by Corre Opportunities Fund, LP, and 695,108 shares of 6.25% Series A Convertible Preferred Stock, which is convertible into 1,695,799 whole shares of Class A Common Stock. The Preferred Group consists of Corre Opportunities Fund, LP, Zazove Associates LLC, DJD Group LLLP, First Derivative Traders LP and Kevan A. Fight. According to the representations and warranties in the Settlement and Release Agreement, the Preferred Group collectively has the right to vote 695,108 outstanding shares of Preferred Stock, representing 80.2% of the outstanding shares of Preferred Stock. Pursuant to the Settlement and Release Agreement, the Preferred Group has agreed to vote those shares in favor of the proposals to adopt the Proposed Amendments. Pursuant to the terms of the Settlement and Release Agreement, the Preferred Group has the right to terminate such Agreement if the Proposed Amendments are not approved, implemented and effective on or before March 31, 2016. The address for the Preferred Group is c/o Wayne C. Turner, Hoover Hull Turner LLP, 111 Monument Circle, Suite 4400, P.O. Box 44989, Indianopolis, Indiana 46244-0989. Information concerning the shares of Class A Common Stock held by Corre Opportunities Fund, LP was obtained from Amendment No. 6 to Schedule 13D, dated July 6, 2015, filed with the SEC by Corre Opportunities Qualified Master Fund, LP, Corre Opportunities II Master Fund, LP, Corre Opportunities Fund, LP, Corre

Partners Advisors, LLC (the “Corre General Partner”), Corre Partners Management, LLC and Mr. John Barrett and Mr. Eric Soderlund, managing members of the Corre General Partner.
(14)	Includes 2,545,404 shares represented by stock options exercisable currently or within 60 days of December 1, 2015.
(15)	Mr. Smulyan has pledged 1,931,621 shares of Class B Common Stock to a financial institution. Under the terms of our Articles of Incorporation, if any of these shares are transferred to a third party as a result of this pledge, they would automatically convert into an equivalent number of shares of Class A Common Stock and thereafter be entitled to only one vote per share.

OTHER MATTERS
Our board of directors knows of no other matters to be brought before this special meeting.  However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
NON-INCORPORATION OF CERTAIN MATTERS
The information on the Emmis website does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Exchange Act, except to the extent the company specifically incorporates the respective website information therein by reference.
EXPENSES OF SOLICITATION
The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us.  Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation.  We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.
SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
Any of our shareholders wishing to have a proposal considered for inclusion in the proxy solicitation materials for our 2016 annual meeting must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on January 29, 2016 (unless we hold our annual meeting more than 30 days earlier this year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date).  The notice must provide certain specific information as described in our by-laws.  Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary.  Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2016 proxy solicitation materials or consideration at the 2016 annual meeting.  In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2016 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.
HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure permitted by the SEC rules that is commonly referred to as “householding.”  Under this procedure, a single proxy statement is delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address.  We will continue to send a separate proxy card to each shareholder of record.  We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs.  A number of brokers with account holders who are our shareholders will be “householding” our proxy materials as well.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at (866) 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
If you currently receive multiple copies of our proxy statement at your address and would like to request “householding” of your communications, you should contact your broker or, if you are a record holder of shares of the company, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Copies of these reports, proxy statements and other information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC.  The address of this web site is http://www.sec.gov.
Copies of our filings with the SEC are available on our website at www.emmis.com under “SEC Filings” in the Investors section.  Shareholders may also request free copies of such filings by writing to our Corporate Secretary at Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.  The exhibits to the Form 10-K are available upon payment of charges which approximate our cost of reproduction.
The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies.
The SEC allows us to “incorporate by reference” information into this Proxy Statement.  This means that we can disclose important information by referring to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this Proxy Statement.  This Proxy Statement and the information we later file with the SEC may update and supersede the information incorporated by reference.  Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement.  We incorporate by reference into this Proxy Statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the special meeting:
—	our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 (filed on May 7, 2015);
—	our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2014 (filed on January 8, 2015);
—	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2015 (filed on July 9, 2015);
—	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2015 (filed on October 8, 2015); and

—	our Current Reports on Form 8-K reporting events of (filing date in parentheses):
March 5, 2014	(March 10, 2014)
April 3, 2014	(April 3, 2014)
April 16, 2014	(April 16, 2014)
April 16, 2014	(April 18, 2014)
May 20, 2014	(May 23, 2014)
June 10, 2014	(June 10, 2014), as amended by Amendment No. 1 on Form 8-K/A (August 25, 2014)
June 16, 2014	(June 16, 2014)
July 9, 2014	(July 9, 2014)
July 10, 2014	(July 15, 2014)
October 9, 2014	(October 9, 2014)
November 7, 2014	(November 7, 2014)
January 8, 2015	(January 8, 2015)
March 5, 2015	(March 10, 2015)
April 21, 2015	(April 21, 2015)
April 30, 2015	(April 30, 2015)
May 7, 2015	(May 7, 2015)
July 8, 2015	(July 13, 2015)
July 9, 2015	(July 9, 2015)
August 1, 2015	(August 3, 2015)
August 21, 2015	(August 24, 2015)
October 8, 2015	(October 8, 2015)
December 4, 2015 December 7, 2015	(December 4, 2015) (December 10, 2015)

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Proxy Statement.

EXHIBIT A
TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
EMMIS COMMUNICATIONS CORPORATION
Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation’s Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):
1. Designation, Amount and Ranking.
1.1 There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “6.25 % Series A Non-Cumulative Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the number of shares of such series shall be 2,875,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding and, if any portion of the over-allotment option granted by the Corporation pursuant to the Purchase Agreement (as defined in this Exhibit A) expires unexercised, the Board of Directors shall by resolution decrease the number of authorized shares of Preferred Stock by the number of shares subject to the expired portion of such over-allotment option. Any shares of Preferred Stock issued after the Issue Date (as defined in this Exhibit A) pursuant to the over-allotment option granted by the Corporation pursuant to the Purchase Agreement shall, for all purposes, including, without limitation, voting and dividend rights, be deemed issued as of the Issue Date.
1.2 The Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:
(a) senior to all classes of the Corporation’s common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation;
(b) ratably with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation; and
(c) subject to certain conditions which include the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

2. Definitions. As used in this Exhibit A, the following terms shall have the following meanings:
2.1 “Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the declared and unpaid dividends, if any, on such share from and including the most recent Dividend Payment Date to but not including such date.
2.2 “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.
2.3 “Conversion Price” shall mean $78.125, subject to adjustment as set forth in Section 9(c).
2.4 “Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.
2.5 “Class B Common Stock” shall mean the Class B Common Stock par value $0.01 per share, of the Corporation.
2.6 “Common Stock” shall mean both the Class A Common Stock and the Class B Common Stock of the Corporation.
2.7 “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000.
2.8 “Dividend Record Date” shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as may be fixed by the Board of Directors.
2.9 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.10 “Issue Date” shall mean October 26, 1999, the original date of issuance of the Preferred Stock.
2.11 “Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $50.
2.12 “Market Capitalization” shall mean as of a given date the product of the Market Value so of such date times the total number of shares of Common Stock outstanding as of such date.

2.13 “Market Value” shall mean as of a given date the average closing price of the Class A Common Stock for a ten consecutive trading day period, ending on the last trading day immediately preceding such date, on the Nasdaq Stock Market or any national securities exchange or authorized quotation system on which the Corporation’s Class A Common Stock is listed or authorized for quotation, or if the Class A Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock.
2.14 “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

2.15 “Purchase Agreement” shall mean that certain Purchase Agreement with respect to the Preferred Stock, dated as of October 26, 1999 among the Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.
3. Dividends.
3.1 The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive non-cumulative annual cash dividends at a rate per annum equal to 6.25% (the “Dividend Rate”) of the Liquidation Preference, payable quarterly in arrears. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears, when, as and if declared, on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Notwithstanding the foregoing, dividends that had accumulated but not yet been declared by the Board of Directors as of September 4, 2012 shall be cancelled, shall be deemed no longer to be in arrears, and shall not be payable to the holders of shares of the outstanding Preferred Stock.
3.2 Dividends paid on the Preferred Stock shall be payable in cash except to the extent otherwise provided herein.
3.3 Dividends and other distributions (including a dividend or distribution payable solely in stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment on the Common Stock or upon any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends, and no Common Stock or any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (including by conversion into or exchange for stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation dissolution or winding up), notwithstanding that dividends on the Preferred Stock shall not have been paid or declared on one or more Dividend Payment Dates. If full dividends have not been paid to the holders of the Preferred Stock and on any other preferred stock ranking ratably with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other ratable preferred stock, only so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other ratable preferred stock will in all cases bear to each other the same ratio that, immediately prior to payment of the dividend on such other ratable stock, Accrued Dividends per share of the Preferred Stock and accrued and unpaid dividends per share of such other ratable preferred stock bear to each other.
3.4 Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock, in excess of the amount declared by the Board of Directors. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.
3.5 The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares, if declared (except that holders of shares called for redemption on a redemption date between the Dividend Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default in payment of the dividend due on that Dividend Payment Date).
4. Redemption.
4.1 The Preferred Stock is not subject to any sinking fund or other similar provisions.

4.2 The Corporation may redeem in cash the Preferred Stock at the stated Liquidation Preference of $50 per share, plus Accrued Dividends, if any.
5. Procedure for Redemption.
5.1 Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Preferred Stock.
5.2 On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.
5.3 If a notice of redemption shall have been given as provided in Section 5.1, the shares of Preferred Stock so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive from the Corporation the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares of Preferred Stock to be redeemed with a designated bank or trust company doing business in the State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
5.4 In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. From and after the applicable redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of Preferred Stock to be redeemed on such redemption date will cease to accrue, said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as the Corporation’s shareholders (except the right to receive the redemption price) will cease.

6. Voting.
6.1 The shares of Preferred Stock shall have no voting rights except as required by law or as set forth in this Section 6.

6.2 If any dividends that are declared and unpaid on the Preferred Stock are in arrears for six consecutive quarterly periods, the holders of Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of the Corporation’s shareholders to elect two directors to the Corporation’s Board of Directors. Such voting rights and terms of the directors so elected continue until such time as the declared and unpaid dividend arrearage on the Preferred Stock has been paid in full.
6.3 (a) The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock, or security convertible into the Corporation’s stock, ranking senior to the Preferred Stock as to liquidation rights and for amendments to the Corporation’s Articles of Incorporation that would adversely affect the rights of holders of the Preferred Stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Preferred Stock with respect to liquidation rights (including the issuance of additional shares of the Preferred Stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Preferred Stock. In all such cases, each share of Preferred Stock will be entitled to one vote.
(b) Notwithstanding Section 6.1, except as required by law, the holders of shares of Preferred Stock shall not vote as a class separately from the holders of the Common Stock in connection with any vote of shareholders to approve a plan of merger, share exchange or sale, lease, exchange or other disposition of assets, but shall be entitled to vote together with the holders of the Common Stock as a single class. In all such cases, each share of Preferred Stock will be entitled to one vote per share of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 8.
7. Liquidation Rights.
7.1 In the event of any dissolution, voluntary or involuntary liquidation or winding-up of the Corporation, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution is made to holders of the Corporation’s Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the Liquidation Preference plus Accrued Dividends, if any, with respect to each share.
7.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, voluntary or involuntary liquidation or winding up, for the purposes of this Section 7.
7.3 After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

7.4 If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference and Accrued Dividends, if any, on the Preferred Stock and any other shares of the Corporation’s stock ranking as to any distribution ratably with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the Liquidation Preference plus Accrued Dividends, if any, thereon.
8. Conversion.
(a) Subject to compliance with the provisions of this Section 8, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation’s Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $~~78.125~~17.857, equivalent to ~~0.6400~~2.8000 shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 8(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.
To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the Certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the “Conversion Notice”) specifying the number of shares of Preferred Stock to be converted, the name in which the shares of Class A Common Stock deliverable upon conversion shall be registered, and the address of the named person. If the shares of Preferred Shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Class A Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
As promptly as practicable after compliance with the provisions of the foregoing paragraph, the Corporation shall deliver or cause to be delivered at the office where such certificates are surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock may be converted in accordance with the provisions of this Section 8, registered in such name or names as are duly specified in the Conversion Notice. Such conversion shall be deemed to have been effected at the close of business on the date the holder has complied with the provisions of the foregoing paragraph, and the rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate at that time, except only (i) the rights of holders of such shares of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted; and (ii) the right of holders of such shares of the Preferred Stock at the close of business on a Dividend Record Date to receive, on the corresponding Dividend Payment Date, the dividend declared on such shares for payment on such Dividend Payment Date.
If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.
(b) Upon and after conversion of shares of the Preferred Stock, the Corporation shall have no obligation to pay any undeclared or Accrued Dividends.
(c) The Conversion Price shall be subject to adjustment as follows:
(i) In case the Corporation shall at any time or from time to time make a redemption payment or pay a dividend or make another distribution payable in shares of the Corporation’s Common Stock to all holders of any class of the Corporation’s capital stock, other than the issuance of shares of Class A Common Stock in connection with the conversion of Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

(ii) In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value as of the record date of such issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock, or if such rights, options, and warrants have expired or been redeemed by the Corporation prior to conversion and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, the Conversion Price then in effect shall be adjusted by dividing the

Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value as of such record date; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph 8(c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation, (y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Class A Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and Provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.
(iii) In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock into a larger number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue any shares of its capital stock in a reclassification of the Common Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iii) shall become effective retroactively in the case of any such subdivision, combination, or reclassification, to the close of business on the date upon which such corporate action becomes effective.

(iv) In case the Corporation shall at any time or from time to time pay a dividend or distribute to all holders of shares of the Corporation’s Common Stock (other than a dividend or distribution subject to 8(c)(ii)) pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(iv) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.
(v) In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 8(c) has been made, in the aggregate exceeds 15% of the Corporation’s Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation’s Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation’s Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Corporation’s Market Capitalization as of the date of the first public announcement of such tender or exchange offer (the “Announcement Date”); or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 8(c)), then (1) in the case of (A) and (C) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, for which no adjustment has been made, applicable to one share of Common Stock (assuming that the distribution and/or tender or exchange offer consideration is paid to the holders of all outstanding shares of Common Stock on the record date for the determination of shareholders entitled to receive such distribution) (but such denominator not to be less than one), and (2) in the case of (B) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the expiration of such tender or exchange offer (the “Expiration Time”) by a fraction (which shall not be less than one) (x) the numerator of which shall be equal to the product of (a) the Market Value as of the Announcement Date and (b) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less the number of all shares of Common Stock validly tendered, not withdrawn and accepted for payment up to any maximum specified in the terms of the tender offer or exchange offer (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the denominator of which shall be equal to (a) the product of (I) the Market Value as of the Announcement Date and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (b) the fair market value (as determined by the Board of Directors of the Corporation) of the cash, evidences of indebtedness, securities or other assets paid in such tender or exchange offer or so distributed for which no adjustment has been made (assuming in the case of any tender offer or exchange offer, the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 8(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution (or in the case of a tender or exchange offer, immediately prior to the opening of business on the day after the Expiration Time). For purposes of determining the fair market value of any cash, evidences of indebtedness, securities or other assets paid in any tender or exchange offer (the “Tender Consideration”) in clause (1)(y) above, only the excess (if any) of the Tender Consideration over the product of the Market Value as of the Announcement Date for such tender or exchange offer and the number of shares of Common Stock purchased in such tender of exchange offer shall be included in such calculation.
Notwithstanding the foregoing, with respect to the Company’s tender offer for up to 20,250,000 shares of Class A Common Stock as set forth in the Offer to Purchase dated May 16, 2005, as amended from time to time thereafter (the “2005 Tender Offer”), the Conversion Price shall be adjusted as follows: the Conversion Price then in effect shall be adjusted to the number equal to (a) the Liquidation Preference divided by (b) the sum of (i) a fraction the numerator of which shall equal the Liquidation Preference and the denominator of which shall be the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time for the 2005 Tender Offer plus (ii) the product of (x) 0.386 and (y) a fraction the numerator of which shall be the purchase price paid in the 2005 Tender Offer for all shares of Class A Common Stock that are validly tendered and not withdrawn and accepted for payment in accordance with the terms of the 2005 Tender Offer and the denominator of which shall be 400,000,000.
(vi) In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock, or any options, warrants or other rights to acquire shares of Class A Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 8(c)(i) through Section 8(c)(v), inclusive, or Section 8(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).
(vii) Notwithstanding anything in this Exhibit A to the contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then if effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Notwithstanding anything to the contrary, no Conversion Price adjustment will be made as a result of the issuance of the Corporation’s Class A Common Stock on conversion of the Preferred Stock. Each event requiring adjustment to the Conversion Price will require only a single adjustment even though more than one of the foregoing adjustment clauses may be applicable to such event.
(viii) The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(d) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.
(f) No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.
(g) In the event of any capital reorganization or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, be converted into the right to receive the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 8(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.
(h) In the event of any distribution by the Corporation to its stockholders of all or substantially all of its assets (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis), each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Class A Common Stock into which such holders’ shares of Preferred Stock would have been convertible immediately prior to such distribution.

(i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.
(j) The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.
9. Other Provisions.
9.1 With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit A shall be conclusively presumed to have been duly given whether or not the holder receives the notice.
9.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Indiana law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.
9.3 The shares of Preferred Stock shall be issuable only in whole shares.
9.4 All notices periods referred to in this Exhibit A shall commence on the date of the mailing of the applicable notice.